UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 8, 2012

CBRE GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32205	94-3391143
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11150 Santa Monica Boulevard, Suite 1600 Los Angeles, California		90025
(Address of Principal Executive Offices)		(Zip Code)

(310) 405-8900

Registrant’s Telephone Number, Including Area Code

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Current Report on Form 8-K is filed by CBRE Group, Inc., a Delaware corporation (which we may refer to as “we”, “us”, “our” or the “Company”), in connection with the matters described herein:

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b), (c), (d), (e)

On May 15, 2012, the Company, CBRE, Inc. and Brett White, our chief executive officer, entered into a Transition Agreement in connection with Mr. White’s desire to retire on December 31, 2012. At our Board meeting on November 8, 2012, Mr. White reported that the planned leadership transition had been successfully completed over a month ahead of schedule. As a result, Mr. White requested that his retirement date be accelerated to midnight November 30, 2012 to allow Robert E. Sulentic, president of the Company, to assume the position of chief executive officer as of December 1, 2012. Our Board agreed and entered in to the record a resolution acknowledging Mr. White’s many years of service including almost eight years as our chief executive officer. All other terms in the Transition Agreement continue unchanged and in full force and effect. Mr. White will remain on our board of directors and as a member of its executive and acquisition committees.

The board of directors has appointed Mr. Sulentic to become our chief executive officer, effective December 1, 2012, consistent with the board’s intention previously disclosed in our current report on Form 8-K filed with the Securities and Exchange Commission on May 9, 2012. Also effective December 1, 2012, the board will be expanded to a size of 11 members and the board has elected Mr. Sulentic to fill this new vacancy. Information about Mr. Sulentic is incorporated by reference herein from our annual report on Form 10-K for the year ended December 31, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 13, 2012	CBRE GROUP, INC.

	By:	/s/ GIL BOROK
Gil Borok
Chief Financial Officer